                                                          EXHIBIT 1A(5)(a)(viii)


                       [LOGO OF SAGE LIFE APPEARS HERE]
                     -----------------------------------
                     SAGE LIFE ASSURANCE OF AMERICA, INC.
                     Member of Sage Insurance Group, Inc.

                                A Stock Company

Home Office                                         Customer Service Center
300 Atlantic Street                                 1290 Silas Deane Highway
Stamford, CT  06901                                 Wethersfield, CT 06109

                                                    1-877-TEL-SAGE (835-7243)


                       CERTIFICATE OF INSURANCE COVERAGE
               SAGE LIFE ASSURANCE OF AMERICA, INC. ("SAGE LIFE")

This CERTIFICATE OF INSURANCE COVERAGE evidences that the application for insurance on the life of the insured named below has been approved by Sage Life for the amount and in the risk class shown below, and that the "Death Proceeds" under the Modified Single Payment Variable Life certificate applied for are IN EFFECT, subject to the provisions of the certificate and receipt by Sage Life of the full amount of the Initial Purchase Payment. Any check received will be subject to collection.

                                    SCHEDULE

Owner:          John Doe                Date Prepared:              1/1/1998

Insured:        John Doe                Initial Purchase Payment:  $  10,000

IssueAge/Sex    35/Male                 Initial Insurance Amount:  $ 100,000

Risk Class:     Non-Smoker



Your certificate will be issued at our Customer Service Center for delivery to you in the next few days.

Sage Life thanks you for your business and we look forward to serving your insurance needs.

                                    /s/
                                    Chairman



                            SEE CONDITIONS ON PAGE 2

                       CERTIFICATE OF INSURANCE COVERAGE

                                   CONDITIONS

1. This Certificate is not valid if the difference between the Initial Purchase Payment Amount and the Initial Insurance Amount exceeds $[100,000.00].
2.  This Certificate is not valid for issue ages in excess of [80].
3.  This Certificate is not valid for [sub-standard] risk classes.
4. This Certificate is not valid except for coverage in the amount and the risk class initially applied for.
5. The Initial Insurance Amount is determined by reference to a rate card. Errors in the calculation of the Initial Insurance Amount in the issuance of this Certificate are subject to correction in the certificate issued from our Customer Service Center.
6. Coverage under this Certificate ends upon delivery of the certificate to the Owner.



                                                                     Page 2 of 2